ADVANCED MEDICAL, INC.
                  9775 Businesspark Avenue
                    San Diego, CA  92131



Dear Mr. Picower:

          As you know, Advanced Medical, Inc. ("AM") and its subsidiary, IMED Corporation (together with AM, the "Company"), are engaged in discussions regarding a transaction (the "Transaction") to acquire a corporation (the "Target") and will seek to enter into a Merger Agreement in connection therewith (the "Merger Agreement"). Because the Company currently believes that the acquisition by it of the Target at the right price would be beneficial to it, the Company has determined to attempt to obtain commitments from others to provide it with funding resources necessary for it to complete the Transaction if the Company is afforded the opportunity to do so.

          The Transaction would require the Company to obtain substantial debt financing from third parties (the "New Debt") and would require the Company to obtain common equity financing of between $40 and $65 million (the amount actually requested by AM in accordance herewith being referred to herein as the "Takedown Amount") to provide: (i) amounts that may be applied to the purchase price payable for the Target;
(ii) additional working capital requirements resulting from the Transaction; and (iii) related transaction expenses and the cost of other transactions currently contemplated.

          AM believes that it is prudent to confirm in writing its ability to procure the Takedown Amount and otherwise engage in the transactions contemplated herein (collectively, the "Additional Financing"). Accordingly, AM has requested that you execute this letter agreement in order to evidence your agreement and obligation to provide the Additional Financing to AM; provided, however, that AM shall be entitled to require you to provide amounts in excess of $40 million with respect to the Takedown Amount only if such amounts are necessary (in addition to the New Debt) to satisfy the funding requirements contemplated in clauses (i)-(iii) above. This letter also evidences the agreement of AM that proceeds with the Transaction (which it may or may not do in its sole and exclusive discretion), AM will be obligated to utilize the Additional Financing. The Takedown Amount may, at your option, be provided by you directly or through any one or more of your designees.

          The Additional Financing will include the following elements:

          - The Additional Financing will provide for the purchase of AM common stock from AM at a price of $3.00 per share for an aggregate purchase price equal to the Takedown Amount.

          - You and your affiliates will, pursuant to a written plan of recapitalization (all pursuant to documentation that will reflect that the exchange is pursuant to a plan under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended) transfer the three outstanding notes <F1> (the "Notes") currently held by you and your affiliates in exchange for 29,416,086 shares of AM common stock.

          - All accrued interests on the Notes will be paid in cash at the time of the Transfer.

          - The Additional Financing will only be required to be provided to AM simultaneously with the closing of the Transaction.

          As you know, in light of the circumstances surrounding the Transaction, including those referred to above, there can be no assurance whatsoever that AM will be able, or, even if it is able, will desire, to complete the Transaction. If: (i) AM does not complete the Transaction and request that you provide the Additional Financing as contemplated above, prior to June 30, 1997; or (ii) the Merger Agreement is terminated in accordance with its terms, the obligations hereunder will terminate unless this limitation is waived by the parties hereto in writing.

          This letter, when executed by you in the space provided below, will evidence our mutual agreement with respect to the foregoing.

                              Very truly yours,

                              ADVANCED MEDICAL, INC.


                              By:  /s/ Joseph W. Kuhn
AGREED AND ACCEPTED:

/s/ Jeffry M. Picower
Jeffry M. Picower


[FN]

<F1>
The Notes include (i) a $6 million 7% convertible note issued by AM due January 4, 2001, convertible into 6,024,096 shares of AM common stock; (ii) a $6.5 million 9% convertible note issued by AM due January 4, 2001, convertible into 10,534,848 shares of AM common stock; and (iii) a $25 million 7% convertible debenture issued by AM due January 4, 2001, note into 9,523,809 shares of AMI common stock.